CODE OF ETHICS

Taylor Investment Advisors is committed to operating its business with integrity and to maintaining a spirit of openness and honesty among its employees.  To this end, the Firm has adopted this Code of Ethics, to identify the ethical and legal framework in which the Firm and its employees are expected to operate, and the guiding principles and mechanisms for upholding the Firm’s standard of business conduct.

A.

Standard of Business Conduct.  It is the responsibility of all employees to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to the Firm’s clients.  Employees have a duty to place the interests of the Firm’s clients first, and to refrain from having outside interests that conflict with the interests of its clients.  To this end, employees are required to maintain the following:

1.

Compliance with all applicable laws and regulations, including but not limited to, federal and state securities laws and regulations;

2.

Compliance with the Firm’s compliance policies and procedures;

3.

Honest and fair dealings with clients;

4.

Disclosure to clients of potential and actual conflicts of interest;

5.

Diligence in making investment recommendations or taking investment actions, including but not limited to considering the suitability of an investment for a particular client or portfolio and maintaining appropriate documentation;

6.

Prior written consent from the Firm for all independent business activities; and

7.

Prompt disclosure to the Firm’s management of any matters that could create a conflict of interest, constitute a violation of any law or regulation, or constitute a violation of the Firm’s policies and procedures.

C.

Prohibited Conduct.  Firm employees must avoid any circumstance that might adversely affect, or appear to affect, their duty of loyalty to the Firm’s clients.  To this end, neither the Firm nor any of its employees shall:

1.

Employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its clients is a participant;

2.

Make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make a statement of the Firm, in light of the circumstances under which it is made, materially complete and not misleading;

3.

Engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client;

4.

Engage in any manipulative practices; or

5.

Cause the Firm, acting as principal for its own account or for any account in which the Firm or any person associated with the Firm has a beneficial interest, to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation.

D.

Privacy of Client Information.  All information relating to clients’ portfolios and activities and to proposed recommendations is strictly confidential.  Consideration of a particular purchase or sale for a client account may not be disclosed, except to authorized persons.

The following are potentially compromising situations which must be avoided.  Any exceptions must be reported to the CCO and written approval for continuation must be obtained from the CCO:

1.

Participation in civic or professional organizations that may involve divulging confidential information of the Firm.

2.

Engaging in any form of harassment prohibited by law.

3.

Investing or holding outside interest or directorship in clients, vendors or competing firms, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Firm.  In the limited instances in which service as a director is authorized by the Firm, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Firm to be appropriate according to the circumstances.

4.

Engaging in any financial transaction with any of the Firm’s vendors, investors or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from the Firm; accepting, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned.

5.

Unlawfully discussing trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel.

6.

Making any unlawful agreement with vendors, existing or potential investment targets or other organizations.

7.

Improperly using or authorizing the use of any inventions, programs, technology or knowledge which are the proprietary information of the Firm.

8.

Communicating any information regarding the Firm, the Firm’s investment products and services, or any client to prospective clients, investors, journalists, clients or regulatory authorities that is not accurate, or omitting to state a material fact necessary in order to make the statements the Firm has made to such person not misleading.

9.

Engaging in any conduct that is not in the best interest of the Firm or might appear to be improper.

E.

Personal Securities Transactions.  All employees shall comply with the Firm’s Personal Account Trading Policy.

F.

Conflicts of Interests.  The Firm has a duty to disclose potential and actual conflicts of interest to its clients.  Employees may not use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain.  Additionally, employees and their immediate families may not accept any benefit from a client or person who does business with the Firm, other than business courtesies and non-cash gifts of nominal value (i.e., de minimis gifts, which are usually defined as having a value under $100.00).

G.

Service as a Director.  No employee may serve as a director of a publicly-held company without prior approval by the CCO based upon a determination that service as a director would not be adverse to the interests of any client.  In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate.

H.

Reporting of Violations.  Employees are required to promptly report all actual or potential conflicts of interest, violations of any government or regulatory law, rule or regulation or violations of the Firm’s policies and procedures.  Such reports shall be made to the CCO and may be made on a confidential or non-confidential basis, orally in person or by phone, or in writing hand delivered or sent by e-mail or fax.  Any action taken against a person who reports a violation or potential violation shall be a violation of the Code of Ethics.

I.

Training.  Formal ethics training for employees will occur on an annual basis.  The training will be documented and maintained with the Firm’s books and records.  Training will include a review of the Firm’s policies and procedures, including this Code of Ethics, and a discussion of any changes in the laws, rules and regulations applicable to the Firm’s business and operations.

J.

Review and Enforcement.   The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on the Firm’s behalf in order to prevent and detect violations of the Code of Ethics by such persons.  Specific duties include, but are not limited to:

1.

Adopting, implementing and enforcing the Firm’s compliance and supervisory procedures and controls to ensure compliance with the Covered Laws;

2.

Ensuring that all employees fully understand the Firm’s compliance policies and procedures;

3.

Establishing an annual review of the Firm’s operations and its compliance policies and procedures to ensure that it has a system designed to provide reasonable assurance that the Firm’s compliance policies and procedures are effective and are being followed; and

4.

Review personal securities transactions and reports of the Firm’s employees.

Upon discovering that any person has failed to comply with the requirements of this Code of Ethics, the Firm may impose on that person whatever sanctions the CCO and management consider appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

K.

Policies and Procedures Not Exclusive.  This Code of Ethic’s policies, procedures, standards and restrictions do not and cannot address each potential conflict of interest.  Ethics and faithful discharge of the Firm’s fiduciary duties require adherence to the spirit of this Code of Ethics and awareness that activities other than personal securities transactions could involve conflicts of interest.  If there is any doubt about the application, or potential application, of this Code of Ethics, or any of the Firm’s compliance policies and procedures to a specific situation or occurrence, employees should consult the Firm’s CCO.